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                                                                   EXHIBIT 10.20



Description of management arrangement with Earl Fry

On September 3, 2002, at a meeting of the Company's Board of Directors, the Board unanimously approved a "double trigger" change of control and severance arrangement for Earl Fry, Senior Vice President, Chief Financial Officer and Secretary, providing for certain severance payments and vesting acceleration as to unvested options in the event (i) there is a change of control of the Company and (ii) within 12 months after a change of control Mr. Fry is involuntarily terminated or constructively terminated as an employee.

Should the conditions identified in (i) and (ii) above occur on or prior to September 3, 2003, then Mr. Fry shall receive:

         -  a payment equal to 12 months base salary; and
         -  12 months acceleration of stock option vesting.

Should the conditions identified in (i) and (ii) above occur at any other time, then Mr. Fry shall receive:

         -  a payment equal to six months base salary; and
         -  six months acceleration of stock option vesting.